Exhibit 99.1

December 2008

From the Desk of
Steven D. Eversole
President and CEO

Dear Shareholder:

First, I want to take a moment to say “thank you” from the management team of Kentucky USA Energy, Inc. as well as from all the individuals that have been involved in bringing us to where we are today.  I also want to wish each of you a very blessed holiday!!

It is hard to believe that we began our “on the ground” development of our western Kentucky acreage less than six months ago.  Naturally, we are closer to the operation than most of you are and even though we are required to stay within the guidelines of what can be said in accord with securities law disclosure requirements, we have done our best to provide regular news releases relative to the progress of our drilling operation; each day more is happening than we can reasonably report. As much as there are exciting things going on in the field, it has been impossible to communicate how good we really feel about our business prospects!

During the process of ramping up operations we have developed strong relationships with the surface and mineral owners of our leasehold and we are thankful for their utmost cooperation and their understanding of our approach of our business model.  We have also found the technical expertise of the service providers in the Illinois Basin whom we employ to be exceptional and that has made our startup more manageable.  As you can imagine, we have encountered many obstacles as have other oil and gas companies in our region, however through our persistence and the performance of our service companies, we are moving forward at a speed that we believe we can manage.

We remain focused and committed to the development of the drilling operation on our 2,200 acre leasehold in western Kentucky.  We are also evaluating additional lease acreage opportunities for possible future acquisition.  We want to remain smart and focused on our core business, but in addition, to be prepared to take advantage of opportunities in the neighborhood where we are operating.

We launched our operations in what may become one of the toughest economic environments in recent times.  This may cause some uneasiness in contemplating investing in our company.  I suggest we all remain focused on one of the main reasons why we are where we are, and that is dependence on foreign oil. Many experts in the industry believe that natural gas is the future solution to America’s current energy dependence.  I say that through the persistence of American companies like ours, we can begin to whittle away at that dependency.  All this only makes our resolve stronger to successfully develop our business model, which, we hope, will contribute to the partial elimination of our country’s dependency on foreign oil.  And not only is natural gas plentiful on our lease acreage, but it is clean, environmentally friendly and 100% made in America.

We are on the eve of our next major milestone, tying-in our first wells to the third-party pipeline, which will result in our first production and sale of gas to a major purchaser with whom we have recently announced the signing of a gas purchase agreement. We will continue to communicate with you on the progress of our drilling operations. It is our intention to bring value to our investors, our communities and our country and to play a part in reducing American dependence on foreign sources of energy.

Thank you again for your support and belief in our achieving our goals. Enjoy your holiday and I wish everyone the very best in the coming year.

Sincerely,

Steven D. Eversole

This letter contains forward-looking statements that present management's expectations, beliefs, plans and objectives regarding future performance, and assumptions or judgments concerning such performance.  For factors that could cause actual results or outcomes to differ materially from those addressed in this letter, please see our reports filed with the Securities and Exchange Commission.

321 Somerset Road · Suite 1 · London, Kentucky 40741
www.kusaenergy.com